Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

101 Constitution Ave, NW Suite 900 Washington, DC 20001 nelsonmullins.com

December 17, 2024

Glucotrack, Inc.

301 Rte 17 North, Ste. 800

Rutherford, NJ 07070

Ladies and Gentlemen:

We have acted as counsel to GlucoTrack, Inc. (the “Company”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the rules and regulations of the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated December 17, 2024 (the “Prospectus Supplement”), to the Company’s Registration Statement on Form S-3 (File No. 333-282297) filed with the Commission under the Act on September 23, 2024 (the “Registration Statement”), and the related prospectus, dated October 3, 2024, included in the Registration Statement at the time it originally became effective (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), relating to the proposed issuance and sale by the Company, from time to time through Dawson James Securities, Inc. (the “Sales Agent”), as the sales agent, of shares (the “Shares”) of common stock, $0.001 par value per share, of the Company in an aggregate offering amount of up to $8,230,000. The Shares are to be issued and sold pursuant to that certain At-the-Market Sales Agreement, dated December 17, 2024, by and between the Company and the Sales Agent (the “Sales Agreement”).

For the purpose of rendering this opinion, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus and the Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States and internal laws of the State of Delaware and the State of New York.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | ILLINOIS | MARYLAND | MASSACHUSETTS | MINNESOTA | NEW YORK | NORTH CAROLINA | OHIO | PENNSYLVANIA | SOUTH CAROLINA | TENNESSEE | TEXAS | VIRGINIA | WEST VIRGINIA

Glucotrack, Inc.

December 17, 2024

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold against payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the Base Prospectus and the Prospectus Supplement. By giving these consents, we do not thereby admit that we are within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP